Exhibit 11




                            ELCO INDUSTRIES, INC.
                       AND CONSOLIDATED SUBSIDIARIES

                    Computations of Per Share Earnings
                 For the Three Years Ended June 30, 1995
             (Amounts in thousand, except per share amounts)



                                               1995         1994      1993

Net income                                    $10,262      $8,229    $4,869
                                              =======      ======    ======

PRIMARY EARNINGS PER SHARE
Average shares outstanding                      4,933       4,977     4,956
Common stock equivalents assuming average
  market price using treasury stock meth           34          41         7
                                               ------      ------     -----
Average shares outstanding including
  common stock equivalents                      4,967       5,018     4,963
                                               ======      ======    ======
Primary earnings per share of common stock      $2.08(1)    $1.65(1)   $.98(1)
                                               ======      ======     ======
FULLY DILUTED EARNINGS PER SHARE
Average shares outstanding                      4,933       4,977     4,956
Common stock equivalents, assuming year-end
  market price                                     46          41        27
                                               ------      ------    ------
Average shares outstanding including common
  stock equivalents assuming full dilution      4,979       5,018     4,983
                                               ======      ======    ======
Fully diluted earnings per share                $2.08(2)    $1.65(2)   $.98(2)
                                               ======      ======    ======

(1) As common stock equivalents had less than 3% dilution, average shares outstanding is used in the computation of primary earnings per share.

(2) As there was less than 3% dilution for purposes of computing fully diluted earnings per share, average shares outstanding is used in the computation of diluted earnings per share.